Exhibit 99.1

IGC Appoints John Cherin as CFO, Treasurer and PAO

Bethesda, November 21, 2016 - India Globalization Capital, Inc. (NYSE-MKT:IGC) announces that on November 15, 2016 it appointed Mr. John (Giovanni) Cherin to the position of CFO, Treasurer and Principal Accounting Officer (PAO).  He will be responsible for all accounting and finance functions at the Company.
Mr. Cherin worked 32 years at Arthur Andersen retiring as Senior Partner, Entrepreneurial Practice.  He graduated with honors from Northeastern University in1966, with a BS in Business Administration.  In 1967 he was awarded the Silver Medal, from the Massachusetts Society of CPAs, for the second highest score on the CPA exam. He speaks three languages including Italian and Spanish.  Mr. Cherin has extensive international experience in audit, accounting, and finance. From 2006 to 2008 he served as the CFO for IGC.  From 2013 to 2016 he served as Senior Advisor to IGC.   From 1997 to 2005 he founded and managed Cherin Global Consulting that provided strategic analysis and advisory services for operating procedures in financial reporting and operations.  Since 2004 he has managed the Cherin Group, LLC.
Mr. Cherin replaces IGC’s Interim CFO/Treasurer/PAO, John Clarke.  Mr. Clarke became IGC’s Interim CFO/Treasurer/PAO as part of the Purchase Agreement with Apogee Financial Investments, Inc., to acquire Midtown Partners & Co., LLC, a New York based broker-dealer.  Mr. Clarke is the Managing Director of Midtown Partners.
About IGC
In the United States, we develop phytocannabinoid-based therapies. IGC has assembled a portfolio of patent filings that encompasses the indications of pain, medical refractory epilepsy and cachexia using cannabinoids. In India and Malaysia we engage in leasing, trading, and developing and managing real estate projects.  We are based in Bethesda, Maryland.
Our website: www.igcinc.us. Twitter @IGCIR Facebook.com/IGCIR/

Contact Information
Claudia Grimaldi
301-983-0998